Exhibit 99.1
United Fire Group, Inc. Reports First Quarter 2019 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
May 8, 2019 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended March 31, 2019
Net income per diluted share(1)	$1.74
Adjusted operating income(2) per diluted share(1)	$0.91
Net realized investment gains per diluted share(1)	$0.83
GAAP combined ratio	95.6%
Book value per share	$37.95
Return on equity(3)	19.3%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses and changes in the fair value of equity securities, of $44.5 million ($1.74 per diluted share) for the three-month period ended March 31, 2019 (the "first quarter of 2019"), compared to a consolidated net income of $45.8 million ($1.80 per diluted share) for the same period in 2018(4).

The Company reported consolidated adjusted operating income of $0.91 per diluted share for the first quarter, compared to a consolidated adjusted operating income of $1.00 per diluted share for the same period in 2018.

"The first quarter of 2019 benefited from strong equity markets and an increase in net premiums earned partially offset by a decrease in favorable prior year reserve development," stated Randy A. Ramlo, President and Chief Executive Officer. "The increase in the equity markets resulted in higher net investment income and an increase in net realized investment gains on equity securities compared to net realized investment losses on equity securities in first quarter of 2018. The first quarter of 2018 also benefited from the one-time realized gain of $1.07 per diluted share on the sale of our wholly owned subsidiary United Life Insurance Company."

"The increase in net premiums earned was primarily due to our continued focus on increasing rates in our commercial auto book of business to improve profitability. The increase in net investment income and net premiums earned were partially offset by reserve strengthening on commercial auto claims in our Gulf Coast region, resulting in a decrease in favorable prior year reserve development compared with the first quarter of 2018."

__________________
(1) Per share amounts are after tax.
(2) Adjusted operating income is a non-GAAP financial measure of net income excluding net realized investment gains and losses, changes in the fair value of equity securities and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the regular, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.
(4) 2018 Consolidated Financial Results include both continuing operations and discontinued life insurance operations and the one-time gain on the sale of discontinued operations.

Consolidated net unrealized investment gains, net of tax, totaled $17.0 million as of March 31, 2019, an increase of $26.3 million from December 31, 2018. The increase in net unrealized investment gains is primarily the result of lower interest rates in the first three months of 2019.

Total consolidated assets as of March 31, 2019 were $2.9 billion, which included $2.1 billion of invested assets. The Company's book value per share was $37.95, which is an increase of $2.55 per share, or 7.2 percent from December 31, 2018. This increase is primarily attributed to net income of $44.5 million and an increase in net unrealized investment gains on fixed maturity securities of $26.3 million, net of tax, over the prior year period partially offset by shareholder dividends of $7.8 million during the first three months of 2019.

The annualized return on equity was 19.3 percent for the three-month period ended March 31, 2019 compared to 11.0 percent for the same period in 2018. The increase in annualized return on equity was primarily driven by the change in the value of equity securities in the first quarter of 2019. We anticipate our annualized return on equity to decrease as the year progresses into second and third quarter, which have historically incurred more catastrophe losses.

Property and Casualty Insurance Business

Net income from the property and casualty insurance business, including net realized investment gains and losses, totaled $44.5 million ($1.74 per diluted share) for the first quarter, compared to net income of $20.4 million ($0.80 per diluted share) in the same period in 2018.

Net income in the first quarter of 2019 from our property and casualty continuing operations increased $24.1 million compared to the first quarter of 2018. This increase was primarily due to net realized gains on equity securities of $24.6 million compared to net realized investment losses of $9.2 million in first quarter of 2018, as well as an increase in net premiums earned and investment income in the first quarter of 2019 compared to the first quarter of 2018. These were all partially offset by an increase in losses and loss settlement expenses due to a decrease in favorable prior year reserve development in the first quarter of 2019 compared to the first quarter of 2018.

Net premiums earned increased 7.0 percent to $262.3 million in the first quarter, compared to $245.2 million in the same period in 2018. The increase in the three-month period ended March 31, 2019 was primarily due to rate increases, premium audits and endorsements.

The average renewal pricing change for commercial lines increased slightly compared to fourth quarter 2018, remaining in the mid-single digits during the first quarter 2019. The renewal pricing increases continue to be driven by commercial auto pricing. During the first quarter of 2019, filed commercial auto rate increases averaged in the low-double digits. Personal lines filed rate and renewal pricing increases also remained in the mid-single digits.

Reserve Development

We experienced favorable development in our net reserves for prior accident years of $4.6 million in the three-month period ended March 31, 2019, compared to favorable development of $38.1 million in the same period in 2018. The decrease in favorable reserve development in the three-month period ended March 31, 2019 came primarily from reserve strengthening in our Gulf Coast region on our commercial auto, general liability and commercial property lines of business. Development amounts can vary significantly from quarter-to-quarter depending on a number of factors, including the number of claims settled and the settlement terms. At March 31, 2019, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio increased by 2.1 percentage points to 95.6 percent for the first quarter, compared to 93.5 percent in the same period in 2018. The increase in the combined ratio is primarily driven by an increase in the GAAP net loss ratio.

Pre-tax catastrophe losses in the first quarter of 2019 were flat compared to first quarter of 2018, with catastrophe losses adding 1.4 percentage points to the combined ratio in both periods. Our 10-year historical average for first quarter catastrophe losses is 2.5 percentage points added to the combined ratio.

The GAAP net loss ratio excluding catastrophe losses deteriorated 3.6 percentage points in the three-month period ended March 31, 2019 when compared to the same period in 2018, primarily due to the previously mentioned decrease in favorable prior year reserve development. Excluding the impact of prior year favorable reserve development and catastrophe losses, our core loss ratio improved 10.1 percentage points.

Expense Ratio

The expense ratio for the first quarter was 33.0 percentage points, compared to 34.5 percentage points for the first quarter in 2018. The decrease in the expense ratio during the first quarter is primarily due to a decrease in employee benefit expenses caused by post-retirement benefit plan amendments made at the end of 2018.

Investment Income and Realized Investment Gains and Losses

Net investment income was $16.5 million for the first quarter of 2019, an increase of 22.4 percent, as compared to net investment income of $13.5 million for the same period in 2018. The change in net investment income for the quarter was due to an increase in the value of our investments in limited liability partnerships and an increase in invested assets. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

The Company recognized net realized investment gains of $26.7 million during the first quarter of 2019, compared to net realized investment losses of $7.9 million for the same period in 2018. The change in net realized investment gains and losses was primarily due to an increase in the value of equity securities of $24.6 million compared with a decrease in the value of equity securities of $9.2 million in the same period in 2018.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. and on March 30, 2018, the sale transaction was completed. As a result, the life insurance business is presented as discontinued operations in all periods presented in this press release.

Capital Management

During the first quarter, we declared and paid a $0.31 per share cash dividend to shareholders of record as of March 1, 2019. We have paid a quarterly dividend every quarter since March 1968. During the first quarter we did not repurchase any shares of Company common stock.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on May 8, 2019 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's first quarter 2019 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through May 22, 2019. The replay access information is toll-free 1-877-344-7529; conference ID no. 10130275.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or http://services.choruscall.com/links/ufcs190508. The archived audio webcast will be available until May 22, 2019.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission ("SEC") on February 28, 2019. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one-time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Per Share Data)	2019	2018	Change %
Income Statement Data
Net income	$44,521	$45,759	(2.7)%
Less: gain on sale of discontinued operations, net of tax	—	27,307	(100.0)%
Less: after-tax net realized investment gains (losses)	21,103	(7,048)	NM
Adjusted operating income	$23,418	$25,500	(8.2)%
Diluted Earnings Per Share Data
Net income	$1.74	$1.80	(3.3)%
Less: gain on sale of discontinued operations, net of tax	—	1.07	(100.0)%
Less: after-tax net realized investment gains (losses)	0.83	(0.27)	NM
Adjusted operating income	$0.91	$1.00	(9.0)%
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2019	2018	Change %
Premiums:
Net premiums earned	$262,314	$258,170	1.6%
Less: change in unearned premiums	(17,795)	(11,523)	(54.4)%
Less: change in prepaid reinsurance premiums	443	253	75.1%
Net premiums written	$279,666	$269,440	3.8%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended March 31,
(In Thousands, Except Share and Per Share Data and Ratios)	2019	2018	Change %
Revenue Highlights
Net premiums earned:
P&C continuing operations	$262,314	$245,167	7.0%
Life discontinued operations	—	13,003	(100.0)%
Consolidated net premiums earned	262,314	258,170	1.6%
Net investment income:
P&C continuing operations	16,512	13,492	22.4%
Life discontinued operations	—	12,663	(100.0)%
Consolidated net investment income	16,512	26,155	(36.9)%
Total revenues:
P&C continuing operations	305,539	250,795	21.8%
Life discontinued operations	—	24,755	(100.0)%
Total revenues	305,539	275,550	10.9%
Income Statement Data
Net income	44,521	45,759	(2.7)%
Gain on sale of discontinued operations, net of tax	—	27,307	(100.0)%
After-tax net realized investment gains (losses)	21,103	(7,048)	NM
Adjusted operating income (1)	$23,418	$25,500	(8.2)%

Diluted Earnings Per Share Data
Net income	$1.74	$1.80	(3.3)%
Gain on sale of discontinued operations, net of tax	—	1.07	(100.0)%
After-tax net realized investment gains (losses)	0.83	(0.27)	NM
Adjusted operating income (1)	$0.91	$1.00	(9.0)%
Catastrophe Data
Pre-tax catastrophe losses	$3,630	$3,361	8.0%
Effect on after-tax earnings per share	0.11	0.10	10.0%
Effect on combined ratio	1.4%	1.4%	—%

Favorable reserve development experienced on prior accident years	$4,649	$38,055	(87.8)%

Combined ratio	95.6%	93.5%	2.2%
Return on equity	19.3%	11.0%	75.5%
Cash dividends declared per share	$0.31	$0.28	10.7%
Diluted weighted average shares outstanding	25,604,268	25,458,090	0.6%
NM = Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended March 31,
(In Thousands, Except Ratios)	2019	2018
Revenues
Net premiums earned	$262,314	$245,167
Investment income, net of investment expenses	16,512	13,492
Net realized investment gains (losses)
Change in the fair value of equity securities	24,634	(9,188)
All other net realized gains	2,079	1,324
Net realized investment gains (losses)	26,713	(7,864)
Total Revenues	$305,539	$250,795

Benefits, Losses and Expenses
Losses and loss settlement expenses	$164,240	$144,728
Amortization of deferred policy acquisition costs	52,219	49,639
Other underwriting expenses	34,403	34,855
Total Benefits, Losses and Expenses	$250,862	$229,222

Income before income taxes from continuing operations	54,677	21,573
Federal income tax expense from continuing operations	10,156	1,209
Net income from continuing operations	$44,521	$20,364
Net loss from discontinued operations	—	(1,912)
Gain on sale of discontinued operations, net of tax	—	27,307
Net income	$44,521	$45,759

GAAP combined ratio:
Net loss ratio - excluding catastrophes	61.2%	57.6%
Catastrophes - effect on net loss ratio	1.4	1.4
Net loss ratio	62.6%	59.0%
Expense ratio	33.0	34.5
Combined ratio	95.6%	93.5%

Balance Sheet
	March 31, 2019	December 31, 2018
(In Thousands)
Invested assets	$2,092,128	$2,074,123
Cash	95,356	64,454
Total assets	2,903,999	2,816,698
Losses and loss settlement expenses	1,303,496	1,312,483
Total liabilities	1,948,808	1,928,323
Net unrealized investment gains (losses), after-tax	16,956	(9,323)
Total stockholders’ equity	955,191	888,375

Discontinued Operations(1)
	Three Months Ended March 31,
(In Thousands)	2019	2018
Revenues
Net premiums earned	$—	$13,003
Investment income, net of investment expenses	—	12,663
Net realized investment losses	—	(1,057)
Other income	—	146
Total Revenues	$—	$24,755

Benefits, Losses and Expenses
Losses and loss settlement expenses	$—	$10,823
Increase in liability for future policy benefits	—	5,023
Amortization of deferred policy acquisition costs	—	1,895
Other underwriting expenses	—	3,864
Interest on policyholders’ accounts	—	4,499
Total Benefits, Losses and Expenses	$—	$26,104

Loss before income taxes	$—	$(1,349)
Federal income tax expense	—	563
Net loss	$—	$(1,912)
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. The sale closed on March 30, 2018. The life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended March 31,
	2019	2018
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$83,314	$78,611
Fire and allied lines(3)	62,904	58,542
Automobile	82,311	73,029
Workers’ compensation	24,458	25,093
Fidelity and surety	6,168	5,777
Miscellaneous	465	450
Total commercial lines	$259,620	$241,502

Personal lines:
Fire and allied lines(4)	$8,921	$8,983
Automobile	7,666	7,280
Miscellaneous	294	290
Total personal lines	$16,881	$16,553
Reinsurance assumed	3,165	(1,620)
Total net premiums written from continuing operations	279,666	256,435
Total net premiums written from discontinued operations	—	13,005
Total	$279,666	$269,440
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended March 31,	2019			2018
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$78,427	$38,275	48.8%	$75,593	$25,303	33.5%
Fire and allied lines	59,174	36,786	62.2	57,399	34,229	59.6
Automobile	75,234	70,571	93.8	66,694	53,947	80.9
Workers' compensation	21,875	5,945	27.2	23,341	12,060	51.7
Fidelity and surety	6,375	(251)	(3.9)	5,473	658	12.0
Miscellaneous	427	(99)	(23.2)	425	184	43.3
Total commercial lines	$241,512	$151,227	62.6%	$228,925	$126,381	55.2%

Personal lines
Fire and allied lines	$10,220	$6,282	61.5%	$10,438	$7,401	70.9%
Automobile	7,482	5,667	75.7	7,009	5,757	82.1
Miscellaneous	301	(68)	(22.6)	295	(105)	(35.6)
Total personal lines	$18,003	$11,881	66.0%	$17,742	$13,053	73.6%
Reinsurance assumed	$2,799	$1,132	40.4%	$(1,500)	$5,294	NM
Total	$262,314	$164,240	62.6%	$245,167	$144,728	59.0%
NM = Not meaningful